    As filed with the U.S. Securities and Exchange Commission on October 23, 2026

Securities Act File No. 333-297370

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 

Pre-Effective Amendment No. 

Post-Effective Amendment No. 2

VOYA MUTUAL FUNDS

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Joanne F. Osberg, Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class W shares of beneficial interest in the series of the registrant designated as Voya Multi-

Manager Emerging Markets Equity Fund.

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant’s Registration Statement on Form N-14 the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of each of Voya Asia Pacific High Dividend Equity Income Fund and Voya Emerging Markets High Dividend Equity Fund, each a closed-end management investment company, with and into Voya Multi-Manager Emerging Markets Equity Fund, a series of Voya Mutual Funds (the “Registrant”), as required by Item 16(12) of Form N-14. Accordingly, this Post Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Proxy Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-297370) filed with the U.S. Securities and Exchange Commission on August 19, 2026. This Amendment does not modify any other part of the Registration Statement.

PART C.
OTHER INFORMATION
Item 15. Indemnification
Article 5, Section 5.02 of the Amended and Restated Declaration of Trust provides for the indemnification of Registrant’s Trustees, officers, employees, and agents against liabilities incurred by them in connection with the defense or disposition of any action or proceeding in which they may be involved or with which they may be threatened, while in office or thereafter, by reason of being or having been in such office, except with respect to matters as to which it has been determined that they acted with willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of their office (“disabling conduct”).
Section 9 of Registrant’s Amended and Restated Investment Management Agreement provides for the indemnification of Registrant’s Investment Manager and any Sub-Adviser against all liabilities incurred by it in performing its obligations under the agreement, except with respect to matters involving its disabling conduct.
Section 9 of Registrant’s Distribution Agreement provides for the indemnification of Registrant’s Distributor against all liabilities incurred by it in performing its obligations under the Agreement, except with respect to matters involving its disabling conduct.
Section 4 of the Shareholder Service Agreement provides for the indemnification of Registrant’s Distributor against all liabilities incurred by it in performing its obligations under the Agreement, except with respect to matters involving its disabling conduct.
Registrant has obtained from a major insurance carrier a trustees’ and officers’ liability policy covering certain types of errors and omissions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“1933 Act”) may be permitted to trustees, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Item 16. Exhibits
(1)(a)
Amended and Restated Declaration of Trust of Voya Mutual Funds dated June 3, 2004 – Filed as an Exhibit to
Post-Effective Amendment No. 102 to the Registrant’s Form N-1A Registration Statement on September 8, 2004
and incorporated herein by reference.

(1)(b)
Amendment No. 1 dated September 2, 2004 to the Amended and Restated Declaration of Trust (Class I shares for
ING Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 102 to the Registrant’s Form
N-1A Registration Statement on September 8, 2004 and incorporated herein by reference.

(1)(c)
Amendment No. 2 dated January 31, 2005 to the Amended and Restated Declaration of Trust (ING International
Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Registrant’s Form N-1A
Registration Statement on January 25, 2005 and incorporated herein by reference.

(1)(d)
Amendment No. 3 dated February 1, 2005 to the Amended and Restated Declaration of Trust (name change – ING
Global Value Choice Fund, formerly ING Worldwide Growth Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 106 to the Registrant’s Form N-1A Registration Statement on January 25, 2005 and incorporated herein by reference.

(1)(e)
Amendment No. 4 dated March 1, 2005 to the Amended and Restated Declaration of Trust (name change – ING
International SmallCap Fund, formerly ING International SmallCap Growth Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 110 to the Registrant’s Form N-1A Registration Statement on September 30, 2005
and incorporated herein by reference.

(1)(f)
Amendment No. 5 dated April 29, 2005 to the Amended and Restated Declaration of Trust (Class I shares for ING
Global Value Choice Fund and ING International Value Choice Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 110 to the Registrant’s Form N-1A Registration Statement September 30, 2005 and incorporated herein by reference.

(1)(g)
Amendment No. 6 dated September 1, 2005 to the Amended and Restated Declaration of Trust (ING Emerging
Markets Debt Fund and ING Greater China Fund) – Filed as an Exhibit to Post-Effective Amendment No. 110 to
the Registrant’s Form N-1A Registration Statement on September 30, 2005 and incorporated herein by reference.

(1)(h)
Amendment No. 7 dated September 30, 2005 to the Amended and Restated Declaration of Trust (Class O shares for
ING Global Equity Dividend Fund and ING Global Real Estate Fund) - Filed as an Exhibit to Post-Effective
Amendment No. 110 to the Registrant’s Form N-1A Registration Statement on September 30, 2005 and
incorporated herein by reference.

(1)(i)
Amendment No. 8 dated November 1, 2005 to the Amended and Restated Declaration of Trust (ING Diversified
International Fund, ING Index Plus International Equity Fund, and ING International Capital Appreciation Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A Registration Statement on
December 6, 2005 and incorporated herein by reference.

(1)(j)
Amendment No. 9 dated November 10, 2005 to the Amended and Restated Declaration of Trust (ING International
Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A
Registration Statement on December 6, 2005 and incorporated herein by reference.

(1)(k)
Amendment No. 10 dated March 16, 2006 to the Amended and Restated Declaration of Trust (ING Global Bond
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 116 to the Registrant’s Form N-1A Registration
Statement on June 19, 2006 and incorporated herein by reference.

(1)(l)
Amendment No. 11 dated May 25, 2006 to the Amended and Restated Declaration of Trust – Filed as an Exhibit to
Post-Effective Amendment No. 116 to the Registrant’s Form N-1A Registration Statement on June 19, 2006 and
incorporated herein by reference.

(1)(m)
Amendment No. 12 dated July 13, 2006 to the Amended and Restated Declaration of Trust (Class R shares for ING
Diversified International Fund) – Filed as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s
Form N-1A Registration Statement on August 14, 2006 and incorporated herein by reference.

(1)(n)
Amendment No. 13 dated October 9, 2006 to the Amended and Restated Declaration of Trust (name change - ING
Global Natural Resources Fund, formerly ING Precious Metals Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 119 to the Registrant’s Form N-1A Registration Statement on December 7, 2006 and incorporated herein by reference.

(1)(o)
Amendment No. 14 dated November 9, 2006 to the Amended and Restated Declaration of Trust (ING International
Value Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 119 to the Registrant’s Form
N-1A Registration Statement on December 7, 2006 and incorporated herein by reference.

(1)(p)
Amendment No. 15 dated November 9, 2006 to the Amended and Restated Declaration of Trust (authority to reclassify, reorganize, recapitalize, or convert issued or unissued interests of any class into interests of one or more other classes) – Filed as an Exhibit to Post-Effective Amendment No. 121 to the Registrant’s Form N-1A
Registration Statement on February 23, 2007 and incorporated herein by reference.

(1)(q)
Amendment No. 16 effective January 3, 2007 to the Amended and Restated Declaration of Trust (abolishing
Class M shares for ING Emerging Countries Fund) – Filed as an Exhibit to Post-Effective Amendment No. 121 to
the Registrant’s Form N-1A Registration Statement on February 23, 2007 and incorporated herein by reference.

(1)(r)
Amendment No. 17 dated February 28, 2007 to the Amended and Restated Declaration of Trust (name change -
ING International Growth Opportunities Fund, formerly ING International Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 121 to the Registrant’s Form N-1A Registration Statement on February 23, 2007
and incorporated herein by reference.

(1)(s)
Amendment No. 18 dated March 2, 2007 to the Amended and Restated Declaration of Trust (ING International
Equity Dividend Fund) – Filed as an Exhibit to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A
Registration Statement on July 27, 2007 and incorporated herein by reference.

(1)(t)
Amendment No. 19 dated July 12, 2007 to the Amended and Restated Declaration of Trust (ING Asia-Pacific Real
Estate Fund, ING European Real Estate Fund, and Class I shares for ING Global Equity Dividend Fund; and ING
Global Natural Resources Fund; and Class O shares for ING Index Plus International Equity Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A Registration Statement on July 27,
2007 and incorporated herein by reference.

(1)(u)
Amendment No. 20 dated September 12, 2007 to the Amended and Restated Declaration of Trust (Class W shares for ING Diversified International Fund, ING Emerging Countries Fund, ING Foreign Fund, ING Global Equity
Dividend Fund, ING Global Natural Resources Fund, ING Global Real Estate Fund, ING International Equity
Dividend Fund, ING International Real Estate Fund, and ING International SmallCap Fund) – Filed as an Exhibit
to Post-Effective Amendment No. 128 to the Registrant’s Form N-1A Registration Statement on November 9, 2007
and incorporated herein by reference.

(1)(v)
Amendment No. 21 dated December 17, 2007 to the Amended and Restated Declaration of Trust (name change –
ING International SmallCap Multi-Manager Fund, formerly ING International SmallCap Fund) – Filed as an exhibit to Post-Effective Amendment No. 131 to the Registrant’s Form N-1A Registration Statement on February 27, 2008
and incorporated herein by reference.

(1)(w)
Amendment No. 22 dated May 30, 2008 to the Amended and Restated Declaration of Trust (Class O shares for
ING Diversified International Fund, ING Global Bond Fund, ING Greater China Fund, and ING International
SmallCap Multi-Manager Fund) – Filed as an Exhibit to Post-Effective Amendment No. 132 to the Registrant’s
Form N-1A Registration Statement on June 4, 2008 and incorporated herein by reference.

(1)(x)
Plan of Liquidation and Dissolution of Series with respect to ING International Value Opportunities Fund effective
August 1, 2008 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A
Registration Statement on September 30, 2011 and incorporated herein by reference.

(1)(y)
Amendment No. 23 effective September 27, 2008 to the Amended and Restated Declaration of Trust (dissolution of
ING International Value Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 134 to the
Registrant’s Form N-1A Registration Statement on February 26, 2009 and incorporated herein by reference.

(1)(z)
Amendment No. 24 dated March 27, 2009 to the Amended and Restated Declaration of Trust (Class Q shares for
ING International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 135 to the
Registrant’s Form N-1A Registration Statement on May 29, 2009 and incorporated herein by reference.

(1)(aa)
Amendment No. 25 dated May 14, 2009 to the Amended and Restated Declaration of Trust (Class W shares for
ING Global Bond Fund, ING Global Value Choice Fund, and ING International Value Choice Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on May 29,
2009 and incorporated herein by reference.

(1)(bb)
Plan of Liquidation and Dissolution of Series with respect to ING Disciplined International SmallCap Fund effective July 13, 2009 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A
Registration Statement on September 30, 2011 and incorporated herein by reference.

(1)(cc)
Plan of Liquidation and Dissolution of Series with respect to ING Emerging Markets Fixed Income Fund effective
July 13, 2009 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A
Registration Statement on September 30, 2011 and incorporated herein by reference.

(1)(dd)
Amendment No. 26 effective August 10, 2009 to the Amended and Restated Declaration of Trust (dissolution of
ING International Growth Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 137 to the
Registrant’s Form N-1A Registration Statement on September 29, 2009 and incorporated herein by reference.

(1)(ee)
Amendment No. 27 effective August 21, 2009 to the Amended and Restated Declaration of Trust (dissolution of
ING Disciplined International SmallCap Fund and ING Emerging Markets Fixed Income Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 137 to the Registrant’s Form N-1A Registration Statement on
September 29, 2009 and incorporated herein by reference.

(1)(ff)
Amendment No. 28 dated September 10, 2009 to the Amended and Restated Declaration of Trust (Class I shares for ING Russia Fund) – Filed as an Exhibit to Post-Effective Amendment No. 137 to the Registrant’s Form N-1A
Registration Statement on September 29, 2009 and incorporated herein by reference.

(1)(gg)
Plan of Liquidation and Dissolution of Series with respect to ING International Equity Dividend Fund effective
September 14, 2009 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A
Registration Statement on September 30, 2011 and incorporated herein by reference.

(1)(hh)
Amendment No. 29 dated October 13, 2009 to the Amended and Restated Declaration of Trust (Class W shares for
ING International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 139 to the
Registrant’s Form N-1A Registration Statement on February 25, 2010 and incorporated herein by reference.

(1)(ii)
Amendment No. 30 effective November 20, 2009 to the Amended and Restated Declaration of Trust (converting
Class Q shares into Class W shares and abolishing Class Q shares for ING Foreign Fund, ING Global Natural
Resources Fund, ING Global Value Choice Fund, ING International SmallCap Multi-Manager Fund, and ING
Russia Fund) – Filed as an Exhibit to Post-Effective Amendment No. 139 to the Registrant’s Form N-1A
Registration Statement on February 25, 2010 and incorporated herein by reference.

(1)(jj)
Amendment No. 31, effective March 5, 2010, to the Amended and Restated Declaration of Trust (converting
Class Q shares into Class W shares and abolishing Class Q shares for ING Emerging Countries Fund and ING
International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 140 to the
Registrant’s Form N-1A Registration Statement on September 30, 2010 and incorporated herein by reference.

(1)(kk)
Amendment No. 32 dated June 30, 2010 to Amended and Restated Declaration of Trust (name change – ING
Global Opportunities Fund, formerly ING Foreign Fund) – Filed as an Exhibit to Post-Effective Amendment No.
140 to the Registrant’s Form N-1A Registration Statement on September 30, 2010 and incorporated herein by reference.

(1)(ll)
Amendment No. 33 dated September 30, 2010 to the Amended and Restated Declaration of Trust (Class I shares for ING International Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 142 to the Registrant’s
Form N-1A Registration Statement on December 6, 2010 and incorporated herein by reference.

(1)(mm)
Plan of Liquidation and Dissolution of Series with respect to ING Asia-Pacific Real Estate Fund effective
November 26, 2010 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A
Registration Statement on September 30, 2011 and incorporated herein by reference.

(1)(nn)
Plan of Liquidation and Dissolution of Series with respect to ING European Real Estate Fund effective
November 26, 2010 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A
Registration Statement on September 30, 2011 and incorporated herein by reference.

(1)(oo)
Amendment No. 34 dated November 18, 2010 to the Amended and Restated Declaration of Trust (Class I shares for
ING International Core Fund) – Filed as an Exhibit to Post-Effective Amendment No. 144 to the Registrant’s Form
N-1A Registration Statement on January 24, 2011 and incorporated herein by reference.

(1)(pp)
Amendment No. 35 dated May 19, 2011 to the Amended and Restated Declaration of Trust (Class R shares and
Class W shares for certain ING Funds) – Filed as an Exhibit to Post-Effective Amendment No. 149 to the
Registrant’s Form N-1A Registration Statement on July 28, 2011 and incorporated herein by reference.

(1)(qq)
Amendment No. 36 dated July 15, 2011 to the Amended and Restated Declaration of Trust (ING Emerging Markets
Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A
Registration Statement filed on July 28, 2011 and incorporated herein by reference.

(1)(rr)
Amendment No. 37 dated January 12, 2012 to the Amended and Restated Declaration of Trust (Class B shares for
ING Emerging Markets Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 157 to the
Registrant’s Form N-1A Registration Statement on February 27, 2012 and incorporated herein by reference.

(1)(ss)
Amendment No. 38 dated February 29, 2012 to the Amended and Restated Declaration of Trust (name change –
ING International Small Cap Fund, formerly ING International SmallCap Multi-Manager Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 157 to the Registrant’s Form N-1A Registration Statement on
February 27, 2012 and incorporated herein by reference.

(1)(tt)
Plan of Liquidation and Dissolution of Series with respect to ING International Capital Appreciation Fund, effective
January 18, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 157 to the Registrant’s Form N-1A
Registration Statement on February 27, 2012 and incorporated herein by reference.

(1)(uu)
Amendment No. 39 dated July 12, 2012 to the Amended and Restated Declaration of Trust (ING Diversified
Emerging Markets Debt Fund) – Filed as an Exhibit to Post-Effective Amendment No. 165 to the Registrant’s Form
N-1A Registration Statement on October 31, 2012 and incorporated herein by reference.

(1)(vv)
Amendment No. 40 effective July 23, 2012 to the Amended and Restated Declaration of Trust (dissolving ING
Emerging Countries Fund) – Filed as an Exhibit to Post-Effective Amendment No. 165 to the Registrant’s Form
N-1A Registration Statement on October 31, 2012 and incorporated herein by reference.

(1)(ww)
Amendment No. 41 dated August 1, 2012 to the Amended and Restated Declaration of Trust (Class W shares for
ING International Core Fund) – Filed as an Exhibit to Post-Effective Amendment No. 160 to the Registrant’s Form
N-1A Registration Statement on August 7, 2012 and incorporated herein by reference.

(1)(xx)
Amendment No. 42 dated September 6, 2012 to the Amended and Restated Declaration of Trust (Class R6 shares for ING Global Bond Fund and ING Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment
No. 170 to the Registrant’s Form N-1A Registration Statement on December 21, 2012 and incorporated herein by reference.

(1)(yy)
Amendment No. 43 dated November 14, 2012 to the Amended and Restated Declaration of Trust (name change –
ING International Value Equity Fund, formerly ING Global Value Choice Fund) –Filed as an Exhibit to
Post-Effective Amendment No. 170 to the Registrant’s Form N-1A Registration Statement on December 21, 2012
and incorporated herein by reference.

(1)(zz)
Amendment No. 44 dated November 15, 2012 to the Amended and Restated Declaration of Trust (name change –
ING Emerging Markets Equity Dividend Fund, formerly ING Greater China Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 170 to the Registrant’s Form N-1A Registration Statement on December 21, 2012
and incorporated herein by reference.

(1)(aaa)
Amendment No. 45 dated November 29, 2012 to the Amended and Restated Declaration of Trust (Class P shares for ING Global Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 167 to the Registrant’s Form
N-1A Registration Statement on November 30, 2012 and incorporated herein by reference.

(1)(bbb)
Amendment No. 46 dated January 10, 2013 to the Amended and Restated Declaration of Trust (ING Global
Perspectives Fund) – Filed as an Exhibit to Post-Effective Amendment No. 174 to the Registrant’s Form N-1A
Registration Statement on February 27, 2013 and incorporated herein by reference.

(1)(ccc)
Plan of Liquidation and Dissolution of Series with respect to ING Index Plus International Equity Fund, effective
December 7, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 174 to the Registrant’s Form N-1A
Registration Statement on February 27, 2013 and incorporated herein by reference.

(1)(ddd)
Amendment No. 47 dated July 1, 2013 to the Amended and Restated Declaration of Trust (name change – ING
Multi-Manager International Equity Fund, formerly ING International Growth Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 183 to the Registrant’s Form N-1A Registration Statement on December 16, 2013
and incorporated herein by reference.

(1)(eee)
Amendment No. 48 effective July 15, 2013 to the Amended and Restated Declaration of Trust (dissolution of ING
International Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 183 to the Registrant’s
Form N-1A Registration Statement on December 16, 2013 and incorporated herein by reference.

(1)(fff)
Amendment No. 49 dated November 21, 2013 to the Amended and Restated Declaration of Trust (Class A, Class B,
Class C, Class O, Class R, and Class W shares for ING Multi-Manager International Equity Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 184 to the Registrant’s Form N-1A Registration Statement on
February 26, 2014 and incorporated herein by reference.

(1)(ggg)
Amendment No. 50 dated May 1, 2014 to the Amended and Restated Declaration of Trust (name change of each existing series of the Trust) – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Registrant’s Form
N-1A Registration Statement on July 14, 2014 and incorporated herein by reference.

(1)(hhh)
Amendment No. 51 dated May 22, 2014 to the Amended and Restated Declaration of Trust (Class R6 shares for
Voya Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Registrant’s
Form N-1A Registration Statement on July 14, 2014 and incorporated herein by reference.

(1)(iii)
Amendment No. 52 effective October 1, 2014 to the Amended and Restated Declaration of Trust (abolition of
Class B, Class C, and Class R shares of Voya Global Natural Resources Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 188 to the Registrant’s Form N-1A Registration Statement on December 22, 2014
and incorporated herein by reference.

(1)(jjj)
Amendment No. 53 effective November 24, 2014 to the Amended and Restated Declaration of Trust (dissolution of
Voya Global Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 188 to the Registrant’s
Form N-1A Registration Statement on December 22, 2014 and incorporated herein by reference.

(1)(kkk)
Amendment No. 54 dated December 1, 2014 to the Amended and Restated Declaration of Trust (name change –
Voya Global Value Advantage Fund, formerly Voya International Value Equity Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 188 to the Registrant’s Form N-1A Registration Statement on December 22, 2014
and incorporated herein by reference.

(1)(lll)
Amendment No. 55 effective May 26, 2015 to the Amended and Restated Declaration of Trust (dissolution of Voya
Global Natural Resources Fund) – Filed as an Exhibit to Post-Effective Amendment No. 192 to the Registrant’s
Form N-1A Registration Statement on February 25, 2016 and incorporated herein by reference.

(1)(mmm)
Plan of Liquidation and Dissolution of Series with respect to Voya Emerging Markets Equity Dividend Fund, effective January 15, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 195 to the Registrant’s Form
N-1A Registration Statement on December 2, 2016 and incorporated herein by reference.

(1)(nnn)
Amendment No. 56 dated May 1, 2016 to the Amended and Restated Declaration of Trust (name change – Voya
Global Equity Fund, formerly Voya Global Value Advantage Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 195 to the Registrant’s Form N-1A Registration Statement on December 2, 2016 and incorporated herein by reference.

(1)(ooo)
Amendment No. 57 dated September 15, 2016 to the Amended and Restated Declaration of Trust (Voya Global
Corporate Leaders® 100 Fund and Voya Global High Dividend Low Volatility Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 195 to the Registrant’s Form N-1A Registration Statement on December 2, 2016
and incorporated herein by reference.

(1)(ppp)
Amendment No. 58 dated November 17, 2016 to the Amended and Restated Declaration of Trust (Voya CBRE
Global Infrastructure Fund and Voya CBRE Long/Short Fund) – Filed as an Exhibit to Post-Effective Amendment
No. 195 to the Registrant’s Form N-1A Registration Statement on December 2, 2016 and incorporated herein by reference.

(1)(qqq)
Amendment No. 59 dated January 12, 2017 to the Amended and Restated Declaration of Trust (Class T shares for
Voya CBRE Global Infrastructure Fund, Voya CBRE Long/Short Fund, Voya Diversified Emerging Markets Debt
Fund, Voya Global Bond Fund, Voya Global Corporate Leaders® 100 Fund, Voya Global Equity Fund, Voya Global
High Dividend Low Volatility Fund, Voya Global Perspectives® Fund, Voya Global Real Estate Fund, and Voya
International Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 199 to the Registrant’s
Form N-1A Registration Statement on February 24, 2017 and incorporated herein by reference.

(1)(rrr)
Amendment No. 60 dated January 20, 2017 to the Amended and Restated Declaration of Trust (name change –
Voya Multi-Manager International Factors Funds, formerly International Core Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 199 to the Registrant’s Form N-1A Registration Statement on February 24, 2017
and incorporated herein by reference.

(1)(sss)
Amendment No. 61 effective May 8, 2017 to the Amended and Restated Declaration of Trust (abolishment of
Class B shares for Voya Diversified International Fund, Voya Global Bond Fund, Voya Global Equity Dividend
Fund, Voya Global Equity Fund, Voya Global Real Estate Fund, Voya International Real Estate Fund, Voya
Multi-Manager Emerging Markets Equity Fund, Voya Multi-Manager International Equity Fund, Voya
Multi-Manager International Small Cap Fund, and Voya Russia Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 206 to the Registrant’s Form N-1A Registration Statement on July 14, 2017 and incorporated herein by reference.

(1)(ttt)
Amendment No. 62 dated January 11, 2018 to the Amended and Restated Declaration of Trust (establishment of
Class P3 shares for Voya Global Bond Fund, Voya Global Real Estate Fund, Voya Multi-Manager Emerging
Markets Equity Fund, Voya Multi-Manager International Equity Fund and Voya Multi-Manager International Factors
Fund) - Filed as an Exhibit to Post-Effective Amendment No. 209 to the Registrant’s Form N-1A Registration
Statement on February 23, 2018 and incorporated herein by reference.

(1)(uuu)
Amendment No. 63 dated May 1, 2018 to the Amended and Restated Declaration of Trust (change of name for
Voya International High Dividend Low Volatility Fund, formerly, Voya Global High Dividend Low Volatility Fund)
– Filed as an Exhibit to Post-Effective Amendment No. 212 to the Registrant’s Form N-1A Registration Statement
on February 26, 2019 and incorporated herein by reference.

(1)(vvv)
Amendment No. 64. effective August 13, 2018 to the Amended and Restated Declaration of Trust (dissolution of
Voya Diversified International Fund) – Filed as an Exhibit to Post-Effective Amendment No. 212 to the Registrant’s
Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

(1)(www)
Amendment No. 65 dated September 14, 2018 to the Amended and Restated Declaration of Trust (establishment of
Class P3 shares for Voya International High Dividend Low Volatility Fund and Voya Multi-Manager International
Small Cap Fund) – Filed as an Exhibit to Post-Effective Amendment No. 212 to the Registrant’s Form N-1A
Registration Statement on February 26, 2019 and incorporated herein by reference.

(1)(xxx)
Amendment No. 66 dated November 16, 2018 to the Amended and Restated Declaration of Trust (establishment of
Class C shares for Voya CBRE Global Infrastructure Fund) – Filed as an Exhibit to Post-Effective Amendment No.
212 to the Registrant’s Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

(1)(yyy)
Amendment No. 67 dated January 25, 2019 to the Amended and Restated Declaration of Trust (establishment of
Class W shares for Voya CBRE Global Infrastructure Fund and Class P shares for Voya Multi-Manager Emerging
Markets Equity Fund, Voya Multi-Manager International Equity Fund, and Voya Multi-Manager International
Factors Fund) – Filed as an Exhibit to Post-Effective Amendment No. 212 to the Registrant’s Form N-1A
Registration Statement on February 26, 2019 and incorporated herein by reference.

(1)(zzz)
Plan of Liquidation and Dissolution of Series with respect to Voya CBRE Long/Short Fund effective, March 19,
2019 – Filed as an exhibit to Post-Effective Amendment No. 215 to the Registrant’s Form N-1A Registration
Statement on October 31, 2019 and incorporated herein by reference.

(1)(aaaa)
Amendment No. 68 dated May 23, 2019 to the Amended and Restated Declaration of Trust (Voya Global
Diversified Payment Fund II) – Filed as an exhibit to Post-Effective Amendment No. 215 to the Registrant’s Form
N-1A Registration Statement on October 31, 2019 and incorporated herein by reference.

(1)(bbbb)
Amendment No. 69 dated September 12, 2019 to the Amended and Restated Declaration of Trust (establish of
Class R6 shares for Voya Global Equity Dividend Fund and Voya International High Dividend Low Volatility Fund)
– Filed as an exhibit to Post-Effective Amendment No. 215 to the Registrant’s Form N-1A Registration Statement
on October 31, 2019 and incorporated herein by reference.

(1)(cccc)
Plan of Liquidation and Dissolution of Series with respect to Voya International Real Estate Fund, effective
October 4, 2019 – Filed as an exhibit to Post-Effective Amendment No. 218 to the Registrant’s Form N-1A
Registration Statement on February 25, 2020 and incorporated herein by reference.

(1)(dddd)
Amendment No. 71 dated November 8, 2019 to the Amended and Restated Declaration of Trust (Voya Global
Diversified Payment Fund) – Filed as an exhibit to Post-Effective Amendment No. 218 to the Registrant’s Form
N-1A Registration Statement on February 25, 2020 and incorporated herein by reference.

(1)(eeee)
Amendment No. 72 effective November 25, 2019 to the Amended and Restated Declaration of Trust (Abolishment
of Class O shares) – Filed as an exhibit to Post-Effective Amendment No. 218 to the Registrant’s Form N-1A
Registration Statement on February 25, 2020 and incorporated herein by reference.

(1)(ffff)
Amendment No. 70 dated September 12, 2019 to the Amended and Restated Declaration of Trust (amending
Declaration of Trust language) – Filed as an exhibit to Post-Effective Amendment No. 220 to the Registrant’s Form
N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(1)(gggg)
Amendment No. 73 dated February 28, 2020 to the Amended and Restated Declaration of Trust (Name change from Voya Global Equity Fund to Voya Global High Dividend Low Volatility Fund) – Filed as an exhibit to
Post-Effective Amendment No. 220 to the Registrant’s Form N-1A Registration Statement on December 18, 2020
and incorporated herein by reference.

(1)(hhhh)
Plan of Liquidation and Dissolution of Series with respect to Voya Global Corporate Leaders® 100 Fund, effective
January 29, 2020 – Filed as an exhibit to Post-Effective Amendment No. 220 to the Registrant’s Form N-1A
Registration Statement on December 18, 2020 and incorporated herein by reference.

(1)(iiii)
Amendment No. 74 effective March 20, 2020 to the Amended and Restated Declaration of Trust (dissolution of
Voya CBRE Global Infrastructure Fund and Voya Global Real Estate Fund) – Filed as an exhibit to Post-Effective
Amendment No. 220 to the Registrant’s Form N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(1)(jjjj)
Amendment No. 75 effective June 8, 2020 to the Amended and Restated Declaration of Trust (Dissolution of Voya
CBRE Long/Short Fund) – Filed as an exhibit to Post-Effective Amendment No. 220 to the Registrant’s Form
N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(1)(kkkk)
Amendment No. 76 effective September 18, 2020 to the Amended and Restated Declaration of Trust (Dissolution of
Voya Global Equity Dividend Fund) – Filed as an exhibit to Post-Effective Amendment No. 220 to the Registrant’s
Form N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(1)(llll)
Plan of Liquidation and Dissolution of Series with respect to Voya Diversified Emerging Markets Debt Fund, effective November 25, 2020 – Filed as an exhibit to Post-Effective Amendment No. 221 to the Registrant’s Form
N-1A Registration Statement on February 25, 2021 and incorporated herein by reference.

(1)(mmmm)
Amendment No. 77 effective July 28, 2021 to the Amended and Restated Declaration of Trust (Dissolution of Voya
Global Corporate Leaders® 100 Fund) – Filed as an exhibit to Post-Effective Amendment No. 222 to the
Registrant’s Form N-1A Registration Statement on December 20, 2021 and incorporated herein by reference.

(1)(nnnn)
Certificate of Amendment to Certificate of Trust of Voya Mutual Funds, dated July 23, 2021 (Change the registered office and the registered agent of the Registrant) – Filed as an exhibit to Amendment No. 225 to the Registrant’s
Form N-1A Registration Statement on November 18, 2022 and incorporated herein by reference.

(1)(oooo)
Plan of Liquidation and Dissolution of Series with respect to Voya Russia Fund, effective May 4, 2022 – Filed as an exhibit to Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on November 18, 2022
and incorporated herein by reference.

(1)(pppp)
Amendment No. 78, dated September 30, 2022, to Amended and Restated Declaration of Trust of Voya Mutual
Funds (abolition of Class P shares for Voya Multi-Manager International Equity Fund and Voya Multi-Manager
International Factors Fund and abolition of Class P3 shares for Voya International High Dividend Low Volatility
Fund and Voya Multi-Manager International Small Cap Fund) – Filed as an exhibit to Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on November 18, 2022 and incorporated herein by reference.

(1)(qqqq)
Amendment No. 79, dated November 17, 2022, to Amended and Restated Declaration of Trust of Voya Mutual
Funds (Voya VACS Series EME Fund) – Filed as an exhibit to Amendment No. 225 to the Registrant’s Form N-1A
Registration Statement on November 18, 2022 and incorporated herein by reference.

(1)(rrrr)
Amendment No. 80, dated November 17, 2022, to Amended and Restated Declaration of Trust of Voya Mutual
Funds (Voya Multi-Manager International Small Cap Fund – Class R6 shares) – Filed as an exhibit to
Post-Effective Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on February 24, 2023
and incorporated herein by reference.

(1)(ssss)
Amendment No. 81, dated January 11, 2023, to Amended and Restated Declaration of Trust of Voya Mutual Funds
(Abolish Class T shares - Voya Global Bond Fund, Voya Global Diversified Payment Fund, Voya Global High
Dividend Low Volatility Fund, Voya Global Perspectives Fund, and Voya International High Dividend Low
Volatility Fund) – Filed as an exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A
Registration Statement on February 24, 2023 and incorporated herein by reference.

(1)(tttt)
Amendment No. 82, effective May 1, 2023, to Amended and Restated Declaration of Trust of Voya Mutual Funds
(Abolition of Class P Shares – Voya Global Bond Fund and Voya Multi-Manager Emerging Markets Equity Fund
and abolition of P3 Shares – Voya Global Bond Fund, Voya Multi-Manager Emerging Markets Equity Fund, Voya
Multi-Manager International Equity Fund, and Voya Multi-Manager International Factors Fund) –Filed as an exhibit to Post-Effective Amendment No. 226 to the Registrant’s Form N-1A Registration Statement on December 21, 2023
and incorporated herein by reference.

(1)(uuuu)
Amendment No. 83, effective December 31, 2023, to Amended and Restated Declaration of Trust of Voya Mutual
Fund (Dissolution of Voya Russia Fund) – Filed as an exhibit to Post-Effective Amendment No. 227 to the
Registrant’s Form N-1A Registration Statement on February 27, 2024 and incorporated herein by reference.

(1)(vvvv)
Amendment No. 84, effective October 25, 2024, to Amended and Restated Declaration of Trust of Voya Mutual
Funds (Dissolution of Voya Global Diversified Payment Fund and Voya Global Perspectives® Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 229 to the Registrant's Form N-1A Registration Statement on
February 26, 2025 and incorporated herein by reference.

(2)
Amended and Restated By-laws of Registrant dated March 18, 2018 - Filed as an Exhibit to Post-Effective
Amendment No. 212 to the Registrant’s Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

(3)	Not applicable.
(4)
Form of Agreement and Plan of Reorganization by and between Voya Asia Pacific High Dividend Equity Income
Fund and Voya Emerging Markets High Dividend Equity Fund, and Voya Mutual Funds, on behalf of its series,
Voya Multi-Manager Emerging Markets Equity Fund – Attached as Appendix A to the Combined Proxy
Statement/Prospectus.

(5)	Not applicable.
(6)(a)
Amended and Restated Investment Management Agreement between Voya Mutual Funds and Voya Investments,
LLC dated November 18, 2014, as amended and restated on May 1, 2015 – Filed as an Exhibit to Post-Effective
Amendment No. 192 to the Registrant’s Form N-1A Registration Statement on February 25, 2016 and incorporated herein by reference.

(6)(a)(i)
Amended Schedule A, dated November 14, 2024, to the Amended and Restated Investment Management Agreement
between Voya Mutual Funds and Voya Investments, LLC effective November 18, 2014, as amended and restated on
May 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 229 to the Registrant's Form N-1A
Registration Statement on February 26, 2025 and incorporated herein by reference.

(6)(a)(ii)
Amended Schedule B and Amended Schedule C, effective November 19, 2020, to the Amended and Restated
Investment Management Agreement between Voya Mutual Funds and Voya Investments, LLC effective
November 18, 2014, as amended and restated on May 1, 2015 – Filed as an exhibit to Post-Effective Amendment
No. 221 to the Registrant’s Form N-1A Registration Statement on February 25, 2021 and incorporated herein by reference.

(6)(b)
Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated
November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A
Registration Statement on February 25, 2015 and incorporated herein by reference.

(6)(b)(i)
First Amendment effective May 22, 2015 to Sub-Advisory Agreement between Voya Investments, LLC and Voya
Investment Management Co. LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment
No. 191 to the Registrant’s Form N-1A Registration Statement on December 23, 2015 and incorporated herein by reference.

(6)(b)(ii)
Second Amendment, dated May 1, 2018 to Sub-Advisory Agreement between Voya Investment, LLC and Voya
Investment Management Co. LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment
No. 212 to the Registrant’s Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

(6)(b)(iii)
Amended Schedule A (with redaction), dated November 14, 2024, to the Sub-Advisory Agreement between Voya
Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 – Filed as an Exhibit to
Post-Effective Amendment No. 229 to the Registrant's Form N-1A Registration Statement on February 26, 2025
and incorporated herein by reference.

(6)(c)
Sub-Sub-Advisory Agreement between Voya Investment Management Co. LLC and Voya Investment Management
(UK) Limited, effective May 13, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the
Registrant’s Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(6)(d)
Sub-Advisory Agreement (with redaction) between Voya Investments, LLC and Acadian Asset Management LLC
effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 191 to the Registrant’s Form
N-1A Registration Statement on December 23, 2015 and incorporated herein by reference.

(6)(d)(i)
Amended Schedule A (with redaction), dated January 14, 2025, to the Sub-Advisory Agreement between Voya
Investments, LLC and Acadian Asset Management LLC effective November 18, 2014 – Filed as an Exhibit to
Post-Effective Amendment No. 229 to the Registrant's Form N-1A Registration Statement on February 26, 2025
and incorporated herein by reference.

(6)(e)
Sub-Advisory Agreement (with redaction) between Voya Investments, LLC and Wellington Management
Company LLP effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 191 to the
Registrant’s Form N-1A Registration Statement on December 23, 2015 and incorporated herein by reference.

(6)(e)(i)
Amended Schedule A (with redaction) effective May 1, 2023 with respect to the Sub-Advisory Agreement between
Voya Investments, LLC and Wellington Management Company LLP effective November 18, 2014 – Filed as an
Exhibit to Post-Effective Amendment No. 229 to the Registrant's Form N-1A Registration Statement on
February 26, 2025 and incorporated herein by reference.

(6)(f)
Sub-Advisory Agreement between Voya Investments, LLC and Nomura Investments Fund Advisers effective
December 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the Registrant’s Form N-1A
Registration Statement on February 25, 2026 and incorporated herein by reference.

(6)(g)
Sub-Advisory Agreement (with redaction) between Voya Investments, LLC and Victory Capital Management Inc.
dated March 2, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 191 to the Registrant’s Form N-1A
Registration Statement on December 23, 2015 and incorporated herein by reference.

(6)(h)
Sub-Advisory Agreement (with redaction) between Voya Investments, LLC and Sustainable Growth Advisers, LP,
dated June 7, 2023 – Filed as an exhibit to Amendment No. 230 (811-07428) to the Registrant’s Form N-1A
Registration Statement on June 7. 2023.

(6)(i)
Sub-Advisory Agreement between Voya Investments LLC and Lazard Asset Management LLC dated May 6, 2024 –
Filed as an Exhibit to Post-Effective Amendment No. 232 to the Registrant’s Form N-1A Registration Statement on
February 25, 2026 and incorporated herein by reference.

(6)(j)
Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds effective January 1, 2016
– Filed as an Exhibit to Post-Effective Amendment No. 195 to the Registrant’s Form N-1A Registration Statement
on December 2, 2016 and incorporated herein by reference.

(6)(j)(i)
Amended Schedule A, effective October 25, 2024, to the Expense Limitation Agreement between Voya Investments,
LLC and Voya Mutual Funds effective January 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 232
to the Registrant’s Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(6)(k)
Amended and Restated Expense Limitation Agreement between Voya Investments, LLC, Voya Investment
Distributor, LLC and Voya Mutual Funds, effective January 1, 2016, as amended as restated May 31, 2017 (Voya
Global High Dividend Low Volatility Fund, formerly Voya Global Equity Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 209 to the Registrant’s Form N-1A Registration Statement on February 23, 2018
and incorporated herein by reference.

(6)(k)(i)
Amended Schedule A, effective January 12, 2023 to the Amended and Restated Expense Limitation Agreement
between Voya Investments, LLC, Voya Investment Distributor, LLC and Voya Mutual Funds, effective January 1,
2016, as amended as restated May 31, 2017 (Voya Global High Dividend Low Volatility Fund, formerly, Voya
Global Equity Fund) – Filed as an exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A
Registration Statement on February 24, 2023 and incorporated herein by reference.

(7)(a)
Underwriting Agreement between Voya Mutual Funds and Voya Investments Distributor, LLC dated November 18,
2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to the Registrant’s Form N-1A Registration
Statement on December 22, 2014 and incorporated herein by reference.

(7)(a)(i)
Amended Schedule A, effective March 1, 2025, to the Underwriting Agreement between Voya Mutual Funds and
Voya Investments Distributor, LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment
No. 229 to the Registrant's Form N-1A Registration Statement on February 26, 2025 and incorporated herein by reference.

(8)
Deferred Compensation Plan for Independent Directors as amended and restated January 23, 2026 – Filed as an
Exhibit to Post-Effective Amendment No. 232 to the Registrant’s Form N-1A Registration Statement on
February 25, 2026 and incorporated herein by reference.

(9)(a)
Custody Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to
Post-Effective Amendment No. 101 to the Registrant's Form N-1A Registration Statement on February 13, 2004
and incorporated herein by reference.

(9)(a)(i)
Amended Exhibit A, dated December 12, 2025, to the Custody Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the Registrant’s Form N-1A
Registration Statement on February 25, 2026 and incorporated herein by reference.

(9)(a)(ii)
Amendment, dated January 1, 2019 to the Custody Agreement, dated January 6, 2003, between the Registrant and
The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 212 to the Registrant’s
Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

(9)(a)(iii)
Amendment, effective November 21, 2022, to the Custody Agreement, dated January 6, 2003, between the
Registrant and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(iv)
Amendment, dated October 16, 2019, to the Multi-Broker Supplement to the Custody Agreement – Hong Kong –
China Connect Service dated January 31, 2017 – Filed as an exhibit to Post-Effective Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(v)
Supplement to the Custody Agreement – Hong Kong – China Connect Service dated April 1, 2019, between the
Registrant and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 215 to the
Registrant’s Form N-1A Registration Statement on October 31, 2019 and incorporated herein by reference.

(9)(a)(vi)
Amended Annex A, effective July 1, 2019, to the Supplement to the Custody Agreement – Hong Kong – China
Connect Service dated April 1, 2019, between the Registrant and The Bank of New York Mellon – Filed as an
exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on
February 24, 2023 and incorporated herein by reference.

(9)(a)(vii)
Supplement to the Custody Agreement – Hong Kong – China Connect Service dated November 19, 2018, between the Registrant and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(viii)
Amended Annex A, effective December 31, 2020, to the Supplement to the Custody Agreement – Hong Kong-
China Connect Service dated November 19, 2018 – Filed as an exhibit to Post-Effective Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(ix)
Supplement to the Custody Agreement – Hong Kong – China Connect Service dated June 2, 2016, between the
Registrant and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(x)
Supplement to the Custody Agreement – Hong Kong – China Connect Service dated April 29, 2016, between the
Registrant and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(xi)
Amended Annex A, effective July 29, 2019, to the Supplement to the Custody Agreement – Hong Kong – China
Connect Service dated April 29, 2016 – Filed as an exhibit to Post-Effective Amendment No. 225 to the
Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(a)(xii)
Amendment, dated February 1, 2023, to the Multi-Broker Supplement to the Custody Agreement Hong Kong –
China Connect Service – Filed as an exhibit to Post-Effective Amendment No. 227 to the Registrant’s Form N-1A
Registration Statement on February 27, 2024 and incorporated herein by reference.

(9)(a)(xiii)
Amended Annex A, effective November 30, 2023, to the Supplement to the Custody Agreement Hong Kong –
China – Stock Connect Service dated November 19, 2018 – Filed as an Exhibit to Post-Effective Amendment No.
232 to the Registrant’s Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(9)(a)(xiv)
Amended Annex A, effective April 1, 2024, to the Supplement to the Custody Agreement Hong Kong – China –
Stock Connect Service dated November 19, 2018 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the
Registrant’s Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(9)(b)
Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an
Exhibit to Post-Effective Amendment No. 99 to the Registrant’s Form N-1A Registration Statement on August 29,
2003 and incorporated herein by reference.

(9)(b)(i)
Amendment, dated September 6, 2012, to the Foreign Custody Manager Agreement with The Bank of New York
Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 223 to the Registrant’s Form
N-1A Registration Statement on February 23, 2022 and incorporated herein by reference.

(9)(b)(ii)
Amended Exhibit A, dated December 12, 2025, to the Foreign Custody Manager Agreement with The Bank of New
York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the Registrant’s
Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(9)(b)(iii)
Amended Schedule 2 dated July 21, 2021 to the Foreign Custody Manager Agreement with The Bank of New York
Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 223 to the Registrant’s Form
N-1A Registration Statement on February 23, 2022 and incorporated herein by reference.

(9)(b)(iv)
Amendment dated July 13, 2021, to the Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 223 to the Registrant’s Form N-1A
Registration Statement on February 23, 2022 and incorporated herein by reference.

(9)(c)
Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to
Post-Effective Amendment No. 101 to the Registrant's Form N-1A Registration Statement on February 13, 2004
and incorporated herein by reference.

(9)(c)(i)
Amendment, effective February 9, 2023 to the Fund Accounting Agreement with The Bank of New York Melon dated January 6, 2003 – Filed as an exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A
Registration Statement on February 24, 2023 and incorporated herein by reference.

(9)(c)(ii)
Amended Exhibit A, dated December 12, 2025, to the Fund Accounting Agreement with The Bank of New York
Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the Registrant's Form
N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(9)(d)
Investment Company Reporting Modernization Services Amendment to Fund Accounting Agreement dated
February 1, 2018 to the Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 –
Filed as an Exhibit to Post-Effective Amendment No. 209 to the Registrant’s Form N-1A Registration Statement on
February 23, 2018 and incorporated herein by reference.

(9)(d)(i)
Amendment, dated January 1, 2019 to the Fund Accounting Agreement with The Bank of New York Mellon dated
January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 212 to the Registrant’s Form N-1A
Registration Statement on February 26, 2019 and incorporated herein by reference.

(10)(a)
Fifth Amended and Restated Service and Distribution Plan (Class A shares) effective November 16, 2023 – Filed as an exhibit to Post-Effective Amendment No. 227 to the Registrant’s Form N-1A Registration Statement on
February 27, 2024 and incorporated herein by reference.

(10)(a)(i)
Amended Schedule A, dated November 14, 2024 to the Fifth Amended and Restated Service and Distribution Plan
(Class A shares) effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 229 to the
Registrant's Form N-1A Registration Statement on February 26, 2025 and incorporated herein by reference.

(10)(b)
Fifth Amended and Restated Service and Distribution Plan (Class C shares) effective November 16, 2023 – Filed as an exhibit to Post-Effective Amendment No. 227 to the Registrant’s Form N-1A Registration Statement on
February 27, 2024 and incorporated herein by reference.

(10)(b)(i)
Amended Schedule A, dated November 14, 2024 to the Fifth Amended and Restated Service and Distribution Plan
(Class C shares) effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 229 to the
Registrant's Form N-1A Registration Statement on February 26, 2025 and incorporated herein by reference.

(10)(c)
Fourth Amended and Restated Shareholder Service and Distribution Plan (Class R shares) effective November 16,
2023 – Filed as an exhibit to Post-Effective Amendment No. 227 to the Registrant’s Form N-1A Registration
Statement on February 27, 2024 and incorporated herein by reference.

(10)(c)(i)
Amended Schedule A, dated November 14, 2024 to the Fourth Amended and Restated Shareholder Service and
Distribution Plan (Class R shares) effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment
No. 229 to the Registrant's Form N-1A Registration Statement on February 26, 2025 and incorporated herein by reference.

(10)(d)
Twenty-First Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, dated May 1, 2023 – Filed as an
Exhibit to Post-Effective Amendment No. 229 to the Registrant's Form N-1A Registration Statement on
February 26, 2025 and incorporated herein by reference.

(10)(d)(i)
Amended Schedule A and Schedule B, dated October 25, 2024 to the Twenty-First Amended and Restated Multiple
Class Plan Pursuant to Rule 18f-3, dated May 1, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 232
to the Registrant’s Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(11)	Opinion and Consent of Counsel (Ropes & Gray LLP) – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-297370) on July 10, 2026 and incorporated herein by reference.
(12)(a)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences for Voya Asia Pacific High Dividend Equity Income Fund and Voya Multi-Manager Emerging Markets Equity Fund – Filed herein.
(12)(b)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences for Voya Emerging Markets High Dividend Equity Fund and Voya Multi-Manager Emerging Markets Equity Fund – Filed herein.
(13)(a)
Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global
Investment Servicing (U.S.) Inc.) and Voya Mutual Funds dated February 25, 2009 – Filed as an Exhibit to
Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on May 29, 2009 and
incorporated herein by reference.

(13)(a)(i)
Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement between BNY Mellon
Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 - Filed as an Exhibit to
Post-Effective Amendment No. 149 to the Registrant's Form N-1A Registration Statement on July 28, 2011 and
incorporated herein by reference.

(13)(a)(ii)
Amendment, effective January 1, 2019, to the Transfer Agency Services Agreement between BNY Mellon
Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an Exhibit to
Post-Effective Amendment No. 212 to the Registrant’s Form N-1A Registration Statement on February 26, 2019
and incorporated herein by reference.

(13)(a)(iii)
Amendment, effective May 1, 2019, to the Transfer Agency Services Agreement between BNY Mellon Investment
Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an exhibit to Post-Effective
Amendment No. 220 to the Registrant’s Form N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(13)(a)(iv)
Amendment, effective November 5, 2019, to the Transfer Agency Services Agreement between BNY Mellon
Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an exhibit to
Post-Effective Amendment No. 215 to the Registrant’s Form N-1A Registration Statement on October 31, 2019 and
incorporated herein by reference.

(13)(a)(v)
Amendment, effective May 1, 2020, to the Transfer Agency Services Agreement between BNY Mellon Investment
Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an exhibit to Post-Effective
Amendment No. 220 to the Registrant’s Form N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(13)(a)(vi)
Amendment, effective April 4, 2022, to the Transfer Agency Services Agreement between BNY Mellon Investment
Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an exhibit to Post-Effective
Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on February 24, 2023 and incorporated herein by reference.

(13)(a)(vii)
Amendment, effective October 21, 2022 to the Transfer Services Agreement between BNY Mellon Investment
Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009, as amended – Filed as an Exhibit to
Post-Effective Amendment No. 224 to the Registrant's Form N-1A Registration Statement on December 20,
2022 and incorporated herein by reference.

(13)(a)(viii)
Amendment, effective November 18, 2022, to the Transfer Agency Services Agreement between BNY Mellon
Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009, as amended – Filed as an exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on February 24, 2023
and incorporated herein by reference.

(13)(a)(ix)
Amendment, dated as of February 9, 2023, to the Transfer Agency Services Agreement between BNY Mellon
Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009, as amended – Filed as an exhibit to Post-Effective Amendment No. 225 to the Registrant’s Form N-1A Registration Statement on February 24, 2023
and incorporated herein by reference.

(13)(a)(x)
Amendment, effective May 1, 2024, to the Transfer Agency Services Agreement between BNY Mellon Investment
Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009, as amended – Filed as an Exhibit to
Post-Effective Amendment No. 229 to the Registrant's Form N-1A Registration Statement on February 26, 2025
and incorporated herein by reference.

(13)(b)
Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A Registration Statement on
February 13, 2004 and incorporated herein by reference.

(13)(b)(i)
Amendment, effective October 1, 2011 to the Securities Lending Agreement and Guaranty dated August 7, 2003, between Voya Mutual Funds and The Bank of New York Mellon - Filed as an Exhibit to Post-Effective Amendment
No. 212 to the Registrant's Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

(13)(b)(ii)
Amendment, effective March 26, 2019 to the Securities Lending Agreement and Guaranty dated August 7, 2003, between Voya Mutual Funds and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment
No. 215 to the Registrant’s Form N-1A Registration Statement on October 31, 2019 and incorporated herein by reference.

(13)(b)(iii)
Amendment to Securities Lending Agreement and Guaranty to Article IV, effective March 21, 2019 between the
Bank of New York Mellon and the Registrant dated August 7, 2003 – Filed as an exhibit to Post-Effective
Amendment No. 220 to the Registrant’s Form N-1A Registration Statement on December 18, 2020 and incorporated herein by reference.

(13)(b)(iv)
Amendment, effective March 30, 2023 to the Securities Lending Agreement and Guaranty dated August 7, 2003, between The Bank of New York Mellon and Voya Mutual Fund – Filed as an exhibit to Post-Effective Amendment
No. 227 to the Registrant’s Form N-1A Registration Statement on February 27, 2024 and incorporated herein by reference.

(13)(b)(v)
Amendment to Securities Lending Agreement and Guaranty effective May 1, 2025 between The Bank of New York
Mellon and the Registrant dated August 7, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 232 to the
Registrant’s Form N-1A Registration Statement on February 25, 2026 and incorporated herein by reference.

(13)(c)
Fund Administration Support Services Agreement (with redaction), effective July 29, 2022, between Voya
Investments, LLC and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 227 to the Registrant’s Form N-1A Registration Statement on February 27, 2024 and incorporated herein by reference.

(14)	Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-297370) on August 19, 2026.
(15)	Not applicable.
(16)	Powers of Attorney – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-297370) on July 10, 2026 and incorporated herein by reference.
(17)	Not applicable.
Item 17. Undertakings
1.
The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2.
The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
3.
The Registrant agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 23rd day of October 2026.

VOYA MUTUAL FUNDS

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Christian G. Wilson*	President, Chief/Principal Executive Officer, and Interested Trustee	October 23, 2026
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer, and	October 23, 2026
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer, and Treasurer	October 23, 2026
Colleen D. Baldwin*	Trustee	October 23, 2026
John V. Boyer*	Trustee	October 23, 2026
Jody T. Foster*	Trustee	October 23, 2026
Dennis A. Johnson*	Trustee	October 23, 2026
Joseph E. Obermeyer*	Trustee	October 23, 2026
Christopher P. Sullivan*	Trustee	October 23, 2026

Mark R. Wetzel*	Trustee	October 23, 2026

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Christian G. Wilson, Todd Modic, Fred Bedoya, and each Trustee – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement 333-297370 on July 10, 2026 and incorporated herein by reference.